Exhibit 10.2

FIRST AMENDMENT

TO

INVESTOR RIGHTS AGREEMENT

This First Amendment ("Amendment") to the Investor Rights Agreement is made and entered into as the 2nd day of August, 2002 (the "Effective Date") by and among Harold's Stores, Inc., an Oklahoma corporation (the "Company"), and Inter-Him, N.V. ("Inter-Him"), W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam (collectively, the "Investors") in order to amend the Investor Rights Agreement (the "Investor Rights Agreement") dated as of February 28, 2001 by and among the Company and Inter-Him.

WITNESSETH:

WHEREAS, the Company and Inter-Him entered into the Investor Rights Agreement in connection with the transactions contemplated in that certain Series 2001-A Preferred Stock Purchase Agreement dated as of February 28, 2001 (the "2001 Preferred Stock Purchase Agreement"), whereby the Company sold 300,000 shares of Series 2001-A Preferred Stock of the Company to Inter-Him;

WHEREAS, Inter-Him transferred 37,500 of the shares of Series 2001-A Preferred Stock that it acquired from the Company to W. Howard Lester;

WHEREAS, the Investor Rights Agreement provides for the attachment of certain registration rights in the shares of the Common Stock of the Company issuable upon conversion of the Series 2001-A Preferred Stock of the Company;

WHEREAS, the Company now desires to issue 200,000 shares of Series 2002-A Preferred Stock to the Investors, as contemplated in that certain Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002 (the "2002 Preferred Stock Purchase Agreement"), and the Investors desire to purchase such shares of Series 2002-A Preferred Stock as so contemplated;

WHEREAS, in connection with the 2002 Preferred Stock Purchase Agreement, Inter-Him and its transferee, W. Howard Lester, have agreed to surrender their shares of the Series 2001-A Preferred Stock of the Company in exchange for an equal number of shares of the Amended Series 2001-A Preferred Stock of the Company, which the Company has agreed to issue to them upon cancellation of all of the Series 2001-A Preferred Stock;

WHEREAS, it is desirable and in the best interests of the Company and the Investors to provide for the attachment of registration rights to the shares of the Common Stock of the Company issuable upon conversion of the Series 2002-A Preferred Stock of the Company and the shares of Common Stock of the Company issuable upon conversion of the Amended Series 2001-A Preferred Stock of the Company on identical terms to those granted to the shares of the Common Stock of the Company formerly issuable upon conversion of the Series 2001-A Preferred Stock of the Company, by amending the Investor Rights Agreement to include the Investors as parties from and after the Effective Date and to provide for certain other matters; and

WHEREAS, Inter-Him holds more than the minimum number of shares of Series 2001-A Preferred Stock of the Company required in order to amend the Investor Rights Agreement pursuant to Section 2.8 thereof.

NOW, THEREFORE, in consideration of the recitals and agreements contained herein and the benefits to be derived from the mutual observance of the provisions of this Amendment and the Investor Rights Agreement, the parties agree as follows:

1. Certain Definitions in Investor Rights Agreement. From and after the Effective Date, the meaning of the following terms defined in the Recitals to the Investor Rights Agreement shall be deleted, with the definitions set forth below substituted therefor:

(a) "Investors" shall mean the Investors, as defined in this Amendment;

(b) "Preferred Purchase Agreement" shall mean both the 2001 Preferred Stock Purchase Agreement and the 2002 Preferred Stock Purchase Agreement; and

(c) "Preferred Stock" shall mean the shares of Amended Series 2001-A Preferred Stock, $.01 par value, and the shares of Series 2002-A Preferred Stock, $.01 par value, but shall no longer include any reference to the Series 2001-A Preferred Stock of the Company.

2. Substitution of Schedule of Investors. The Schedule of Investors attached to the Investor Rights Agreement shall be deleted and replaced with the Schedule of Investors attached to this Amendment as Exhibit A.

3. Other Terms of Investor Rights Agreement. Except for the amendments set forth herein, all other provisions of the Investor Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Signature page follows this page.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date above set forth.

"COMPANY" Harold's Stores, Inc.

By: /s/ Clark J. Hinkley

Clark J. Hinkley, Chief Executive Officer

"INVESTORS" Inter-Him, N.V.

By: /s/ Ronald de Waal

Ronald de Waal

/s/ W. Howard Lester

W. Howard Lester

/s/ William E. Haslam

William E. Haslam

/s/ Clark J. Hinkley

Clark J. Hinkley

/s/ Margaret A. Gilliam

Margaret A. Gilliam

Exhibit A

Schedule of Investors

Investor Name and Address

INTER-HIM, N.V. Switzerland Representative Office Im Langacker 16 Postfach CH - 5401 Baden Schweiz Attn.: Mr. Victor Hoogstraal Telecopy: +41 56 483 0389

W. Howard Lester 3250 Van Ness Avenue San Francisco, California 94109 Telecopy: (415) 616-8359

William E. Haslam 5508 Lonas Road Knoxville, Tennessee 37909 Telecopy: (865) 450-2801

Clark J. Hinkley 5919 Maple Avenue Dallas, Texas 75235 Telecopy: (214) 902-4100

Margaret A. Gilliam 15 West 53rd Street Suite 34A New York, New York 10019-0001 Telecopy: (212) 765-7882